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                        MAXIM INTEGRATED PRODUCTS, INC.
                         EXHIBIT 11.1 - COMPUTATION OF
                                INCOME PER SHARE
                        Three Years Ended June 30, 1995
                 (amounts in thousands, except per share data)

                                                             1993         1994        1995
                                                             ----         ----        ----
Weighted average shares outstanding                         27,235       28,284      28,926

Add weighted average shares from assumed exercise
     of options when treasury shares are reacquired
     at average stock market price                           4,209        5,396       6,574

Less weighted average shares assumed repurchased
     from tax benefit from the assumed exercise
     of non-qualified stock options                         (1,419)      (1,866)     (2,249)
                                                           -------      -------     -------

Weighted average shares outstanding applicable
     to computation of income per share                     30,025       31,814      33,251
                                                           =======      =======     =======

Net income applicable to computation of
     income per share                                      $17,282      $24,082     $38,906
                                                           =======      =======     =======

Income per share                                           $  0.58      $  0.76     $  1.17
                                                           =======      =======     =======



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